NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports First Quarter 2019 Results
First quarter highlights:

•	Consolidated net sales of $2.0 billion

–	Reported net sales down 1.6%; organic sales growth of 1%

•	Cost of goods sold as a percentage of net sales of 80.5%

–	Gross margin of 19.5%, up 40 basis points versus prior year and up 10 basis points sequentially

•	Operating profit of $70.7 million

•	Earnings per diluted share of $0.93

•	Completed the acquisition of Sylvania Lighting Solutions ("SLS")
PITTSBURGH, May 2, 2019 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistics services, announces its results for the first quarter of 2019.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “We started out 2019 with sales and margin within our outlook range for the first quarter. Gross margin, which expanded both sequentially and year-over-year, reached its highest level since early 2017. Our sales growth rebounded nicely in March and has continued into April after a slow start in January and February. Backlog grew sequentially in the quarter, consistent with normal seasonality, and provides a positive set-up for the balance of the year. Operating margin was driven by our gross margin improvement initiatives coupled with our continued effective operating cost management and controls. We also completed the acquisition of SLS in March and look forward to accelerating our results in the lighting marketplace. Our end markets are expected to remain healthy this year and provide excellent profitable growth opportunities for WESCO.”
The following are results for the three months ended March 31, 2019 compared to the three months ended March 31, 2018:

•
Net sales were $2.0 billion for the first quarter of 2019 and 2018. Organic sales for the first quarter of 2019 grew by 1.0% as the number of workdays and foreign exchange rates negatively impacted net sales by 1.6% and 1.3%, respectively, while acquisitions positively impacted net sales by 0.3%.

•
Cost of goods sold for the first quarter of 2019 and 2018 was $1.6 billion, and gross profit was $382.5 million and $379.9 million, respectively. As a percentage of net sales, gross profit was 19.5% and 19.1% for the first quarter of 2019 and 2018, respectively.

•
Selling, general and administrative ("SG&A") expenses were $296.6 million, or 15.1% of net sales, for the first quarter of 2019 compared to $290.8 million, or 14.6% of net sales, for the first quarter of 2018.

•
Operating profit was $70.7 million for the first quarter of 2019, compared to $73.2 million for the first quarter of 2018. Operating profit as a percentage of net sales was 3.6% for the current quarter, compared to 3.7% for the first quarter of the prior year.

•	Net interest and other for the first quarter of 2019 was $17.1 million, compared to $19.8 million for the first quarter of 2018.

•
The effective tax rate for the first quarter of 2019 was 21.7%, compared to 19.6% for the first quarter of 2018. The higher effective tax rate in the current quarter is primarily due to the full application of the international provisions of U.S. tax reform.

•	Net income attributable to WESCO International, Inc. was $42.4 million and $44.4 million for the first quarter of 2019 and 2018, respectively.

•	Earnings per diluted share for the first quarter of 2019 and 2018 was $0.93, based on 45.5 million and 47.6 million diluted shares, respectively.

•
Operating cash flow for the first quarter of 2019 was $28.9 million, compared to $53.0 million for the first quarter of 2018. Free cash flow for the first quarter of 2019 was $18.1 million, or 43% of net income, compared to $45.3 million, or 105% of net income, for the first quarter of 2018.

Mr. Engel continued, “We maintain our full year 2019 outlook for sales growth of 3% to 6%, as the benefit of the SLS acquisition is offset by additional foreign currency headwinds. We reaffirm our full year outlook for operating margin of 4.3% to 4.7%, EPS of $5.10 to $5.70 per diluted share, and free cash flow generation of at least 90% of net income. Our focus is on executing our 2019 plan priorities of sales growth, margin improvement, investments in our people and processes, and maintaining our cost and cash management discipline. We also expect to complete additional share repurchases of at least $75 million during the second quarter. Customers continue to seek improvement in their operations and supply chains in an increasingly complex and rapidly changing world. Our talented team of associates and our robust portfolio of products and value-added services differentiate WESCO by providing our customers with complete solutions for their MRO, OEM and capital project needs.”
Webcast and Teleconference Access

WESCO will conduct a webcast and teleconference to discuss the first quarter of 2019 earnings as described in this News Release on Thursday, May 2, 2019, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,300 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff, Director, Investor Relations
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2019		March 31, 2018
Net sales	$1,961.3		$1,993.9
Cost of goods sold (excluding	1,578.8	80.5%	1,614.0	80.9%
depreciation and amortization)
Selling, general and administrative expenses	296.6	15.1%	290.8	14.6%
Depreciation and amortization	15.2		15.9
Income from operations	70.7	3.6%	73.2	3.7%
Net interest and other	17.1		19.8
Income before income taxes	53.6	2.7%	53.4	2.7%
Provision for income taxes	11.6		10.5
Net income	42.0	2.1%	42.9	2.2%
Net loss attributable to noncontrolling interests	(0.4)		(1.5)
Net income attributable to WESCO International, Inc.	$42.4	2.2%	$44.4	2.2%

Earnings per diluted common share	$0.93		$0.93
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in millions)	45.5		47.6

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$106.1	$96.3
Trade accounts receivable, net	1,268.6	1,166.6
Inventories	1,001.4	948.7
Other current assets	137.7	174.0
Total current assets	2,513.8	2,385.6

Other assets (1)	2,470.9	2,219.4
Total assets	$4,984.7	$4,605.0

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$870.2	$794.3
Short-term borrowings and current debt	28.5	56.2
Other current liabilities (1)	252.0	211.4
Total current liabilities	1,150.7	1,061.9

Long-term debt, net	1,214.3	1,167.3
Other noncurrent liabilities (1)	423.3	246.1
Total liabilities	2,788.3	2,475.3

Stockholders' Equity
Total stockholders' equity	2,196.4	2,129.7
Total liabilities and stockholders' equity	$4,984.7	$4,605.0

(1)
Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and all the related amendments (“Topic 842”) using the effective date method. The adoption of Topic 842 resulted in the recognition of right-of-use assets and lease liabilities in the balance sheet. As of March 31, 2019, other assets includes $233.0 million of operating lease assets, and other current liabilities and other noncurrent liabilities include $59.2 million and $178.6 million, respectively, of operating lease liabilities.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Operating Activities:
Net income	$42.0	$42.9
Add back (deduct):
Depreciation and amortization	15.2	15.9
Deferred income taxes	0.9	2.7
Change in trade receivables, net	(76.7)	(37.5)
Change in inventories	(40.8)	3.0
Change in accounts payable	68.1	8.1
Other	20.2	17.9
Net cash provided by operating activities	28.9	53.0

Investing Activities:
Capital expenditures	(10.8)	(7.7)
Other	(27.7)	(8.7)
Net cash used in investing activities	(38.5)	(16.4)

Financing Activities:
Debt borrowings (repayments), net	17.2	(16.6)
Equity activity, net	(2.6)	(1.7)
Other	4.6	(10.6)
Net cash provided by (used in) financing activities	19.2	(28.9)

Effect of exchange rate changes on cash and cash equivalents	0.2	(1.8)

Net change in cash and cash equivalents	9.8	5.9
Cash and cash equivalents at the beginning of the period	96.3	118.0
Cash and cash equivalents at the end of the period	$106.1	$123.9

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage, earnings before interest, taxes, depreciation and amortization (EBITDA), and free cash flow. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

Three Months Ended
Organic Sales Growth:	March 31, 2019

Change in net sales	(1.6)%
Impact from acquisitions	0.3%
Impact from foreign exchange rates	(1.3)%
Impact from number of workdays	(1.6)%
Organic sales growth	1.0%
Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended
Gross Profit:	March 31, 2019	March 31, 2018

Net sales	$1,961.3	$1,993.9
Cost of goods sold (excluding depreciation and amortization)	1,578.8	1,614.0
Gross profit	$382.5	$379.9
Gross margin	19.5%	19.1%

Three Months Ended
Gross Profit:	December 31, 2018

Net sales	$2,011.4
Cost of goods sold (excluding depreciation and amortization)	1,621.1
Gross profit	$390.3
Gross margin	19.4%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2019	December 31, 2018

Income from operations	$349.9	$352.5
Depreciation and amortization	62.4	63.0
EBITDA	$412.3	$415.5

	March 31, 2019	December 31, 2018
Short-term borrowings and current debt	$28.5	$56.2
Long-term debt	1,214.3	1,167.3
Debt discount and debt issuance costs (1)	8.5	9.6
Total debt	1,251.3	1,233.1
Less: cash and cash equivalents	106.1	96.3
Total debt, net of cash	$1,145.2	$1,136.8

Financial leverage ratio	3.0	3.0
Financial leverage ratio, net of cash	2.8	2.7

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and debt issuance costs, by EBITDA. Financial leverage ratio, net of cash is calculated by dividing total debt, including debt discount and debt issuance costs, net of cash, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended
Free Cash Flow:	March 31, 2019	March 31, 2018

Cash flow provided by operations	$28.9	$53.0
Less: Capital expenditures	(10.8)	(7.7)
Free cash flow	$18.1	$45.3
Percentage of net income	43%	105%
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities.